JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement Nos. 333-293684 and 333-293684-01

Market Linked Notes — Auto-Callable with Principal Return at Maturity

Notes Linked to the Lowest Performing of the Class A Common Stock of Palantir Technologies Inc., the Common Stock of Advanced Micro Devices, Inc. and the Class A Common Stock of Datadog, Inc. due July 8, 2031

Fact Sheet dated July 1, 2026 to Preliminary Pricing Supplement dated July 1, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Underlying Stocks:	The Class A common stock of Palantir Technologies Inc. (Bloomberg ticker: PLTR), the common stock of Advanced Micro Devices, Inc. (Bloomberg ticker: AMD) and the Class A common stock of Datadog, Inc. (Bloomberg ticker: DDOG)
Pricing Date[1]:	July 2, 2026
Issue Date[1]:	July 8, 2026
Stated Maturity Date[1,2]:	July 8, 2031
Principal Amount:	$1,000 per note (100% of par)
Automatic Call:	If the stock closing price of the lowest performing Underlying Stock on any call date is greater than or equal to its starting price, the notes will be automatically called for the principal amount plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 2.
Call Dates[1,2] and Call Premiums:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately at least 13.80% per annum. See “Call Dates and Call Premiums” on page 2.
Call Settlement Date[1,2]:	Three business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date
Maturity Payment Amount (per note):	If the notes are not automatically called, the maturity payment amount will equal $1,000.
Lowest Performing Underlying Stock:	For any call date, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest stock return on that call date.
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date
Ending Price:	For each Underlying Stock, its stock closing price on the final calculation day
Stock Return:	For each Underlying Stock on any call date, (stock closing price on that call date – starting price) / starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661CKY1
Fees and Commissions:	Up to 3.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain notes sold in this offering, JPMS may pay a fee of up to 0.3% to selected dealers in consideration for marketing and other services in connection with the distribution of the notes to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*†

First Call Date
Twenty-Fifth Call Date
Final Call Date
Maturity Payment Amount
Lowest Performing Underlying Stock
Final Call Date (Call Premium: 69.00%)
Twenty-Fifth Call Date (Call Premium: 41.40%)
First Call Date (Call Premium: 13.80%)
Note Return
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Stock Closing Price of Lowest Performing Underlying Stock from Pricing Date to Applicable Call Date

* Assumes a call premium for each call date equal to the minimum call premium for that call date

† Not all call dates reflected; reflects only the first, twenty-fifth and final call dates for illustrative purposes only

If the notes are not automatically called, you will not receive any positive return on the notes.

Any positive return on the notes will be limited to the applicable call premium, even if the stock closing price of the lowest performing Underlying Stock on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of any Underlying Stock beyond the applicable call premium.

The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

If the notes priced on the date of the accompanying preliminary pricing supplement, the estimated value of the notes would be approximately $942.80 per security. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $910.00 per note. See “The Estimated Value of the Notes” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/000121390026074321/
ea0296720-01_424b2.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement and product supplement

Call Dates and Call Premiums

Call Date	Call Premium†	Call Date	Call Premium†
July 8, 2027	At least 13.80% of the principal amount	August 8, 2029	At least 42.55% of the principal amount
August 9, 2027	At least 14.95% of the principal amount	September 10, 2029	At least 43.70% of the principal amount
September 8, 2027	At least 16.10% of the principal amount	October 8, 2029	At least 44.85% of the principal amount
October 8, 2027	At least 17.25% of the principal amount	November 8, 2029	At least 46.00% of the principal amount
November 8, 2027	At least 18.40% of the principal amount	December 10, 2029	At least 47.15% of the principal amount
December 8, 2027	At least 19.55% of the principal amount	January 8, 2030	At least 48.30% of the principal amount
January 10, 2028	At least 20.70% of the principal amount	February 8, 2030	At least 49.45% of the principal amount
February 8, 2028	At least 21.85% of the principal amount	March 8, 2030	At least 50.60% of the principal amount
March 8, 2028	At least 23.00% of the principal amount	April 8, 2030	At least 51.75% of the principal amount
April 10, 2028	At least 24.15% of the principal amount	May 8, 2030	At least 52.90% of the principal amount
May 8, 2028	At least 25.30% of the principal amount	June 10, 2030	At least 54.05% of the principal amount
June 8, 2028	At least 26.45% of the principal amount	July 8, 2030	At least 55.20% of the principal amount
July 10, 2028	At least 27.60% of the principal amount	August 8, 2030	At least 56.35% of the principal amount
August 8, 2028	At least 28.75% of the principal amount	September 9, 2030	At least 57.50% of the principal amount
September 8, 2028	At least 29.90% of the principal amount	October 8, 2030	At least 58.65% of the principal amount
October 9, 2028	At least 31.05% of the principal amount	November 8, 2030	At least 59.80% of the principal amount
November 8, 2028	At least 32.20% of the principal amount	December 9, 2030	At least 60.95% of the principal amount
December 8, 2028	At least 33.35% of the principal amount	January 8, 2031	At least 62.10% of the principal amount
January 8, 2029	At least 34.50% of the principal amount	February 10, 2031	At least 63.25% of the principal amount
February 8, 2029	At least 35.65% of the principal amount	March 10, 2031	At least 64.40% of the principal amount
March 8, 2029	At least 36.80% of the principal amount	April 8, 2031	At least 65.55% of the principal amount
April 9, 2029	At least 37.95% of the principal amount	May 8, 2031	At least 66.70% of the principal amount
May 8, 2029	At least 39.10% of the principal amount	June 9, 2031	At least 67.85% of the principal amount
June 8, 2029	At least 40.25% of the principal amount	July 2, 2031 (the “final calculation day”)	At least 69.00% of the principal amount
July 9, 2029	At least 41.40% of the principal amount

† To be provided in the pricing supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•	You May Not Receive Any Positive Return on the Notes.
•	The Potential Return on the Notes Is Limited to the Call Premium.
•	You Will Be Subject to Reinvestment Risk.
•	The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets.
•	You Are Exposed to the Risk of Decline in the Price of Each Underlying Stock.
•	You Will Be Subject to Risks Resulting from the Relationship Between the Underlying Stocks.
•	No Interest or Dividend Payments or Voting Rights
•	Lack of Liquidity
•	The Final Terms and Estimated Valuation of the Notes Will Be Provided in the Pricing Supplement.
•	The U.S. Federal Tax Consequences of the Notes Are Uncertain, and May Be Adverse to a Holder of the Notes.
•	Potential Conflicts
•	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes.
•	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.
•	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate.
•	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.
•	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes.
•	Many Economic and Market Factors Will Impact the Value of the Notes.
•	No Affiliation with Either Underlying Stock Issuer
•	The Anti-Dilution Protection Is Limited and May Be Discretionary.
•	Any Positive Return on the Notes Will Depend upon the Performance of Each Underlying Stock and Therefore the Notes Are Subject to Risks Associated with Each Underlying Stock, Each as Discussed in the Accompanying Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.